European Bank for Reconstruction and Development DSTRBRPT

Exhibit (d)(iv)

EU MiFID II product governance / Professional investors and ECPs only target market - Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “EU MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to EU MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of EU MiFID II. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of EU MiFID II.

UK MiFIR product governance / Professional investors and ECPs only target market - Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients only, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer's target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer's target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

The Issuer does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

Pricing Supplement

24 April 2025

European Bank for Reconstruction and Development
INR 15,125,000,000 6.75 per cent. Notes due 13 January 2032 (payable in United States Dollars) (the “Notes”) (to be consolidated and form a single series with the Issuer's INR 7,000,000,000 6.75 per cent. Notes due 13 January 2032 (payable in United States Dollars) issued on 13 January 2025, the Issuer's INR 1,750,000,000 6.75 per cent. Notes due 13 January 2032 (payable in United States Dollars) issued on 22 January 2025, the Issuer's INR 2,000,000,000 6.75 per cent. Notes due 13 January 2032 (payable in United States Dollars) issued on 3 April 2025 and the Issuer's INR 875,000,000 6.75 per cent. Notes due 13 January 2032 (payable in United States Dollars) issued on 16 April 2025) issued pursuant to the European Bank for Reconstruction and Development EUR 60,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circulars dated 22 July 2019 and 13 June 2024 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	Indian Rupee (“INR”), the lawful currency of The Republic of India, provided that all payments in respect of the Notes will be made in United States dollars (“USD”), subject to the provisions set out in Annex A hereto

2	Nominal Amount:	INR 15,125,000,000

3	Type of Note:	Fixed Rate

4	Issue Date:	28 April 2025

5	Issue Price:	101.70 per cent. of the Nominal Amount plus 105 days' accrued interest (INR 293,752,834.38) from and including 13 January 2025 to but excluding the Issue Date), payable in USD

6	Maturity Date:	13 January 2032, subject to the provisions set out in Annex A hereto

7	Fungible with existing Notes:	Yes. The Notes will be consolidated and form a single series with the Issuer's INR 7,000,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 13 January 2025, the Issuer's INR 1,750,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 22 January 2025, the Issuer's INR 2,000,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 3 April 2025 and the Issuer's INR 875,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 16 April 2025

FORM OF THE NOTES

8	Form of Note:	Registered

9	New Global Note:	No

10	Specified Denomination:	INR 100,000

11	Exchange of Bearer Notes:	Not Applicable

12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable

	(b) Date(s) on which the Talons mature:	Not Applicable

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary.

	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular.

PROVISIONS RELATING TO INITIAL PAYMENT

14	Partly Paid Notes:	No

PROVISIONS RELATING TO INTEREST

15	Interest Commencement Date:	13 January 2025

16	Fixed Rate Notes:

(a) Fixed Rate of Interest:

6.75 per cent. per annum, payable annually in arrear on each Fixed Interest Date.

For the avoidance of doubt, the amount of interest payable per Specified Denomination on each Fixed Interest Date (the “Interest Amount”) shall be payable in USD and calculated as detailed in Annex A hereto.

	(b) Fixed Interest Dates:	13 January in each year, from and including 13 January 2026, up to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention specified below and subject to the provisions set out in Annex A hereto.

	(c) Initial Broken Amount per Specified Denomination:	Not Applicable

	(d) Final Broken Amount per Specified Denomination:	Not Applicable

	(e) Fixed Day Count Fraction:	Actual/Actual - ICMA

	(f) Business Day Convention:	Following Business Day

	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies and, for the avoidance of doubt, Mumbai shall be the principal financial centre. London, New York City and Singapore shall be additional business centres

	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No

17	Zero Coupon Notes:	Not Applicable

18	Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies and, for the avoidance of doubt, Mumbai shall be the principal financial centre. London, New York City and Singapore shall be additional business centres, subject to the provisions set out in Annex A hereto

20	Dual Currency Notes:	Not Applicable

21	Physically Settled Notes:	Not Applicable

PROVISIONS REGARDING REDEMPTION/MATURITY

22	(a) Redemption at Issuer’s option:	No

	(b) Redemption at Noteholder’s option:	No

23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100 per cent. per Specified Denomination, payable in USD and subject to the provisions set out in Annex A hereto

	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable

24	Instalment Note:	Not Applicable

25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in Annex A hereto.

DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS

26	Method of distribution:	Non-syndicated

27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of the Dealer:	Goldman Sachs International Plumtree Court 25 Shoe Lane London EC4A 4AU United Kingdom

28	Date of Syndication Agreement:	Not Applicable

29	Stabilising Manager(s):	Not Applicable

30	Additional selling restrictions:

Republic of India:

The Dealer acknowledges that the Offering Circular will not be registered as a prospectus with the Registrar of Companies in the Republic of India and the Notes will not be offered or sold in the Republic of India. Neither the Notes nor the Offering Circular nor any other offering document or material relating to the Notes shall be marketed or sold, directly or indirectly, in the Republic of India to any person who may be a resident or non-resident; or outside the Republic of India to any person who is a resident of the Republic of India. The Notes shall not be sold to any entity that is regulated by the Indian government or political subdivision thereof; any department, agency or body of the Indian government or political subdivision thereof; any regulatory authority, including the Reserve Bank of India and the Securities Exchange Board of India and such entity is not entering into any contract where it may derive any ownership or economic or any other interest from or in such Notes.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Not Applicable

32	Intended to be held in a manner which would allow Eurosystem eligibility:	No

33	Common Code:	297412604

	ISIN Code:	XS2974126042

	CUSIP Number:	Not Applicable

34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to be admitted to trading on the London Stock Exchange plc's Regulated Market.

35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable

36	Additional Information:	The provisions set out in Annex A hereto shall apply to the Terms and Conditions in accordance herewith.

37	Investment Considerations:	Notes are not liquid Instruments

There may exist at times only limited markets for the Notes resulting in low or non existent volumes of trading in the Notes and such obligations, and therefore a lack of liquidity and price volatility of the Notes.

INR Exchange Risk

The Final Redemption Amount, Early Redemption Amount (if applicable) and the Interest Amount on the Notes are linked to the INR. Currency exchange rates may be volatile and will affect the return to the holder of the Notes. The Reserve Bank of India can from time to time intervene in the foreign exchange market. These interventions or other governmental actions could adversely affect the value of the Notes payable in USD, as well as the actual yield (in USD terms) on the Notes and the amounts payable on the Notes. Even in the absence of the governmental action directly affecting currency exchange rates, political or economic developments in India or elsewhere could lead to significant and sudden changes in the exchange rate between INR and USD.

38	Total Commissions:	Not Applicable

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the London Stock Exchange plc's Regulated Market of the Notes described herein pursuant to the EUR 60,000,000,000 Global Medium Term Note Programme of European Bank for Reconstruction and Development as from 28 April 2025, or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the headings “EU MiFID II product governance / Professional investors and ECPs only target market” and “UK MiFIR product governance / Professional investors and ECPs only target market”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Stefan Filip
Authorised signatory

PART B – OTHER INFORMATION

1	LISTING

Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to trading on the London Stock Exchange plc's Regulated Market with effect from 28 April 2025 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.

The Notes will be consolidated and form a single series with the existing issues of the Issuer's INR 7,000,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 13 January 2025, the Issuer's INR 1,750,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 22 January 2025, the Issuer's INR 2,000,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 3 April 2025 and the Issuer's INR 875,000,000 6.75 per cent. Notes due 13 January 2032, (payable in United States Dollars) issued on 16 April 2025, which are admitted to trading on the Regulated Market of the London Stock Exchange plc.

2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.

3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i) Reasons for the offer:	The net proceeds of the issue of the Notes (which are expected to be INR 15,675,877,834.38 but payable in USD in the amount of USD 183,622,792.95) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.

	(ii) Estimated net proceeds:	INR 15,675,877,834.38 (which, for the avoidance of doubt, will be paid in USD in the amount of USD 183,622,792.95)

	(iii) Estimated total expenses:	£4,000

5	YIELD

	Indication of yield:	6.42 per cent. per annum.

As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6	HISTORIC INTEREST RATES

Not Applicable

7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable

8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT

Certain historical information in respect of the USD/INR foreign exchange rate is set out in Annex B (Historical Data) hereto. In the circumstances described in Annex A hereto, the amount of principal and/or interest received by the holders of the Notes is affected by the USD/INR foreign exchange rate. Information in respect of the USD/INR foreign exchange rate can be found on the Reference Pages (or any successor or Replacement Page) (as each such term is defined in Annex A hereto).

Annex A

Settlement, Disruption and Fallback Provisions

The Final Redemption Amount per Specified Denomination or the Early Redemption Amount per Specified Denomination will be payable in USD on the Maturity Date or the Early Redemption Date, as applicable, and will be determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The Interest Amount per Specified Denomination will be payable in USD on each Fixed Interest Date and determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The Calculation Agent shall promptly (but in no event later than 5:00 p.m. London time on the relevant Rate Fixing Date) notify the Issuer and the Agent of its determination of the Final Redemption Amount per Specified Denomination, the Early Redemption Amount per Specified Denomination and the Interest Amount payable per Specified Denomination on the Maturity Date, the Early Redemption Date or the relevant Fixed Interest Date (as applicable). The Agent shall in turn promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

If the Reference Rate is not available for any reason on the Reference Pages or a Replacement Page on any Rate Fixing Date, then the Calculation Agent shall determine that a price source disruption event (a "Price Source Disruption Event”) has occurred, and shall promptly after making such determination (but in no event later than 5:00 p.m. London time on the day when such determination is made) inform the Issuer and the Agent of such occurrence, whereupon the Agent shall promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

Following the determination of the occurrence of a Price Source Disruption Event, the Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two Business Days after the day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If, at close of business in London on the ninth Business Day following the original Rate Fixing Date, the Reference Rate is still unavailable on the Reference Pages or a Replacement Page, then the Reference Rate shall be the lowest of such firm quotes (expressed inINR per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 1:30 p.m. Mumbai time on the tenth Business Day following the original Rate Fixing Date for the sale of the Reference INR Amount and the purchase of USD on the applicable Rate Fixing Date for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent (the “Dealer Poll”). If at least three Reference Dealers provide such firm quotes, the lowest of such quotes shall be the Reference Rate. If two or one Reference Dealers provide such a firm quote, the Reference Rate shall be the lower of the two quotes provided, or if one quote is provided, such quote. Notwithstanding the foregoing, if two or one Reference Dealers provide a firm quote, the Calculation Agent (in consultation with the Issuer), may disregard the result of such Dealer Poll and execute a transaction (or transactions) for the sale of the Reference INR Amount at or about 1:30 p.m. Mumbai time at the Best Execution Rate, following which such Best Execution Rate shall be the Reference Rate.

If (i) no Reference Dealer provides a firm quote pursuant to the Dealer Poll, or (ii) in the event that (a) two or one Reference Dealer quotes are obtained, (b) the Calculation Agent (in consultation with the Issuer) elects to disregard the result of the Dealer Poll and (c) the Calculation Agent is unable to obtain a Best Execution Rate, then in each case, the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated to be zero.

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Fixed Interest Date, Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted, if appropriate, in accordance with the Following Business Day Convention) to the relevant Postponed Fixed Interest Date, Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction (or transactions) for the sale of the Reference INR Amount and the purchase of USD at or about 1:30 p.m. Mumbai time on the day falling two Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter;

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, Mumbai, New York City and Singapore;

“Calculation Agent” means Goldman Sachs International in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 3 November 2006 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to Goldman Sachs International as Calculation Agent in respect of the Notes;

“Postponed Early Redemption Date” means the tenth Business Day following the originally scheduled Early Redemption Date (if any);

“Postponed Fixed Interest Date” means the tenth Business Day following the originally scheduled Fixed Interest Date;

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Rate Fixing Date” means the date which is two Business Days prior to each applicable Fixed Interest Date, the Maturity Date or the Early Redemption Date, as applicable. If a Price Source Disruption Event occurs or otherwise subsists on such day, the Rate Fixing Date shall be the earlier of (i) the Business Day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the tenth Business Day following the original Rate Fixing Date;

“Reference Dealers” means leading dealers, banks or banking corporations which regularly deal in the USD/INR exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Pages” means the Financial Benchmarks India Private Ltd (FBIL) on its website (https://fbil.org.in/) (or any successor page) and as published on the Reuters Screen Page USDINRREF=FBIL (or any successor page). In case of any discrepancy between the USD/INR rate of exchange as published or reported on the Financial Benchmarks India Private Ltd (FBIL) on its website (https://fbil.org.in/) and as published or reported on as published on the Reuters Screen Page USDINRREF=FBIL (or on any successor page in respect of either of them), the rate of exchange as published on the Financial Benchmarks India Private Ltd (FBIL) on its website (https://fbil.org.in/) (or any successor page) will prevail;

“Reference Rate” means the USD/INR spot rate (i.e. the rate at which banks buy INR and sell USD), expressed as the amount of INR per one USD, as published or reported on the Reference Pages or, where unavailable, on a Replacement Page at approximately 1:30 p.m. Mumbai time, on the applicable Rate Fixing Date. In the circumstances described in this Annex in relation to a Price Source Disruption Event, the Reference Rate shall be determined by the Calculation Agent in accordance with such provisions;

“Reference INR Amount” means an amount that is no greater than the applicable Relevant INR Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination;

“Relevant INR Amount” means: (i) for the Interest Amount, the Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction; and/or (ii) for the Final Redemption Amount, the Specified Denomination; and/or (iii) for any Early Redemption Amount, the Specified Denomination, as the case may be, and

“Replacement Page” means the page on which a rate equivalent to the originally specified Reference Rate is published or reported, as determined by the Calculation Agent (acting in its sole discretion, in good faith and a commercially reasonable manner), when the Reference Rate is not available for any reason on the Reference Pages. A rate shall be equivalent if it is produced using the same underlying data and methodology as the rate published or reported on the Reference Pages and produces the same rate for the applicable Rate Fixing Date that would have been published or reported on the Reference Pages if it was available on the applicable Rate Fixing Date.

Annex B

Performance of Rates of Exchange and Explanation of Effect on Value of Investment

The following table summarises certain historical information regarding the USD/INR foreign exchange rate since 1 January 2020.

Period	High	Low
1 January 2020 – 31 December 2020	76.8675	70.8175
1 January 2021 – 31 December 2021	76.2312	72.325
1 January 2022 – 31 December 2022	82.02	73.885
1 January 2023 – 31 December 2023	83.4025	81.125
1 January 2024 – 31 December 2024	85.544	82.765
1 January 2025 – 17 April 2025	87.5825	85.2375

Source: Bloomberg

The delivery of this Pricing Supplement does not imply any representation on the part of the Issuer, the Calculation Agent or the Dealer or any other person that the information extracted from the source above is correct.

NEITHER THE ISSUER NOR THE DEALER MAKE ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER AS TO THE RESULTS TO BE OBTAINED FROM AN INVESTMENT IN THE NOTES. THE FOREGOING INFORMATION IS BASED UPON PUBLICLY AVAILABLE INFORMATION AS PUBLISHED BY THE APPLICABLE SOURCE. HOWEVER, NEITHER THE DEALER NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INFORMATION SET FORTH ABOVE NOR SHALL IT OR ANY SUCH AFFILIATE BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

Post-Issuance Information

The Issuer does not intend to provide any post-issuance information.